UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 23, 2011

Piedmont Office Realty Trust, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34626

Maryland	58-2328421
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

11695 Johns Creek Parkway
Suite 350
Johns Creek, GA 30097-1523
(Address of principal executive offices, including zip code)

770-418-8800
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

The information set forth under Item 2.03, “Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant” is incorporated herein by reference.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On June 23, 2011, upon approval by the respective lenders and applicable rating agency, Piedmont 500 West Monroe Fee, LLC, an indirect, wholly-owned subsidiary of Piedmont Office Realty Trust, Inc. (the “Registrant”), executed documents to legally assume the $140.0 million mortgage note (the “Mortgage Note”) secured by the 500 West Monroe Building in Chicago, IL. Additionally, Piedmont 500 West Monroe Mezz I LLC, another indirect, wholly-owned subsidiary of the Registrant, executed documents to legally assume the $45.0 million mezzanine loan participation (the “Mezzanine Loan Participation”), collateralized by an equity ownership interest in Piedmont 500 West Monroe Fee LLC. Both assumptions were retro-actively effective to March 31, 2011.

As previously disclosed, the Registrant, through a successful bid at a UCC Foreclosure sale on March 31, 2011, became the sole owner of the 500 West Monroe Building and all other loans related to the 500 West Monroe Building subordinate to the $45.0 million mezzanine loan were extinguished.

The Mortgage Note bears interest at a rate of LIBOR plus 1.008% per annum and the Mezzanine Loan Participation bears interest at a rate of LIBOR plus 1.45% per annum. Both of the loans assumed mature on August 9, 2011 and may be extended to August 9, 2012 provided the following conditions are met:

1.	Payment of a 0.25% annual extension fee;

2.	Funding of required reserves for tenant improvements, leasing commissions and rollover/replacement costs;

3.	Funding of any projected debt service shortfalls into a debt service reserve; and

4.	Purchase of interest rate caps.

The loans may not be accelerated or increased by the lenders except if they are not paid by maturity or on the occurrence of any event of default, as defined in the loan agreements. The loans may be paid off at the Registrant's option prior to the maturity date without incurring a defeasance or yield maintenance penalty.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Piedmont Office Realty Trust, Inc.

Date: June 23, 2011	By:	/s/ Robert E. Bowers
Robert E. Bowers
Chief Financial Officer and Executive Vice President